Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2022, relating to the financial statements of Lands’ End, Inc., appearing in the Annual Report on Form 10-K of Lands’ End, Inc. for the year ended January 27, 2023.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 14, 2023